Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

J. Alexander’s Holdings, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-207780 on Form S-8 of J. Alexander’s Holdings, Inc. of our report dated March 15, 2018, with respect to the consolidated balance sheets of J. Alexander’s Holdings, Inc. and Subsidiaries as of December 31, 2017 and January 1, 2017, and the related consolidated statements of income and comprehensive income, members’ / stockholders’ equity and cash flows for each of the years in the three fiscal years ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of J. Alexander’s Holdings, Inc.

/s/ KPMG LLP

Nashville, Tennessee

March 15, 2018